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                                                                     Exhibit 4.3

                             STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT ("Option Agreement") is made effective as of the 29th day of May, 1998, by and between ERIC J. BREHM ("Optionee") and DELTEK SYSTEMS, INC., a Virginia corporation (the "Company").

        NOW, THEREFORE, in consideration of Optionee's transfer of an option to acquire shares of common stock of Harper and Shuman, Inc., a Massachusetts corporation, the parties do hereby agree as follows:

        1.     Grant of Option

        The Company hereby grants to Optionee the right, privilege, and option (the "Option") to subscribe for up to___________________ shares of voting common stock in the Company ("Shares") at an aggregate purchase price of ________________ Dollars ($________) (the per share purchase price to be derived from such aggregate price), in the manner and subject to the conditions hereinafter provided. These Stock Options granted hereunder are pursuant to and in connection with the Agreement and Plan of Reorganization dated as of May 27, 1998 and are issued under an exemption from registration of the securities laws.

        2.     Time of Exercise

        The Option is exercisable at any time and from time to time between the date of this Option Agreement and December 31, 1999 (the "Expiration Date"). Any rights under this Option Agreement to subscribe for Shares that are not exercised on or before 5:00 p.m. on the Expiration Date, will become wholly void and will terminate.

        3.     Method of Exercise

               (a) The Option shall be exercised by written "Notice of Exercise" to the Company stating that the Optionee is exercising its rights under this Option Agreement to purchase some, or all of the Shares (and if Optionee is exercising its rights with respect to less than all of the Shares, then specifying the number of Shares for which Optionee is exercising its option) and shall be accompanied by the payment in full of the purchase price for the Shares for which Optionee is exercising its option . In no event, shall the Company be required to issue to Optionee fractional shares. In connection with any exercise of its option to subscribe for and purchase the Shares, the Optionee shall execute such documents as the Company may reasonably require.

               (b) Any Notice of Exercise shall be deemed effective upon mailing if sent by registered or certified mail, return receipt requested, postage and certification prepaid, to Deltek


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Systems, Inc., 8280 Greensboro Drive, Suite 300, McLean, Virginia 22102,
Attention: Corporate Secretary, or to such other address as the Company may, from time to time, establish as the mailing address for its principal place of business. Any other Notice of Exercise shall be effective upon actual receipt by the Secretary of the Company or the Secretary's duly authorized delegate.

        4.     Reclassification, Consolidation, or Merger

        If and to the extent that the number of issued Shares shall be increased or reduced by change in the par value, split-up, reclassification, distribution, or a dividend payable in stock, or the like, the number of Shares then subject to this Option Agreement and the option price per share shall be proportionately adjusted. If the Company is reorganized, consolidated, or merged with another corporation and if as of the date of such reorganization, consolidation or merger Optionee has not already fully exercised the Option, Optionee shall be entitled to receive an option covering shares of the reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

        5.     Nontransferability of Option.

        This Option may not be conveyed, assigned, encumbered or otherwise transferred in whole or in part by Optionee.

        6.     Rights Prior to Exercise of Option

        Optionee shall have no rights as a stockholder with respect to the Shares subject to the Option until payment of the option price and delivery to Optionee of such Shares as herein provided.

        7.     Governing Law.

          This Option Agreement shall be governed and construed under the laws of, or applicable to the Commonwealth of Virginia except the laws of conflict.

        8.     Binding Effect

        This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns.


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        IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be made effective as of the date first set forth above.


                                            DELTEK SYSTEMS, INC.,
                                            a Virginia corporation

                                            By:
                                               -----------------------------
                                            Name:
                                                 ---------------------------
                                            Title:
                                                  --------------------------


                                            --------------------------------
                                            ERIC J. BREHM


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